Exhibit (a)(3)

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF TRUST

OF

HAMILTON LANE PRIVATE ASSETS FUND

This Certificate of Amendment to Hamilton Lane Private Assets Fund (the “Trust”) is being duly executed and filed by the undersigned trustee to amend the Certificate of Trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.       Name. The name of the trust is Hamilton Lane Private Assets Fund.

2.       Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust’s registered agent to CSC Delaware Trust Company, and by changing the address of the Trust’s registered agent to 251 Little Falls Drive, Wilmington, Delaware 19808.

3.       Effective Date. This Certificate of Amendment to Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

Andrew Schardt, as trustee

By:	Mary Kathleen Leonard, as his attorney-in-fact

/s/ Mary Kathleen Leonard
Name:	Mary Kathleen Leonard
Title:	Secretary